Exhibit 4

Writer’s Direct Dial: (212) 225-2730

November 22, 2004

To Each of the Managers
Named in Schedule I
Hereto

Ladies and Gentlemen:

     We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with Mexico’s offering, pursuant to a registration statement (No. 333-110594) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of €750,000,000 principal amount of Mexico’s 5.500% Global Notes due 2020 (the “Notes”), which Notes are to be issued pursuant to a fiscal agency agreement dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto, dated as of March 3, 2003 (the “Fiscal Agency Agreement”), between Mexico and Citibank, N.A., as fiscal agent, principal paying agent and registrar (the “Fiscal Agent”). Such registration statement, as amended when it became effective, but excluding the exhibits thereto and the documents incorporated by reference therein, is herein called the “Registration Statement,” and the related prospectus dated December 1, 2003 and prospectus supplement dated December 1, 2003, each as included in the Registration Statement, as further supplemented by the pricing supplement dated November 15, 2004, as first filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, are herein called the “Basic Prospectus,” “Prospectus Supplement” and “Pricing Supplement,” respectively, and are herein collectively called the “Prospectus.” This opinion is furnished to you pursuant to the terms agreement dated November 15, 2004 (the “Terms Agreement”) between Mexico, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Banco Bilbao Vizcaya Argentaria S.A., Dresdner Bank AG London Branch and Goldman Sachs International (the “Managers”), which Terms Agreement incorporates by reference certain provisions of the Amended and Restated Selling Agency Agreement dated December 1, 2003 (the “Selling Agency Agreement”), between Mexico and the Agents named therein.

     In arriving at the opinions expressed below, we have reviewed the following documents:

United Mexican States
Ministry of Finance and Public Credit, p. 2

(a)	an executed copy of the Terms Agreement;

(b)	an executed copy of the Selling Agency Agreement;

(c)	the Registration Statement and the documents incorporated by reference therein;

(d)	the Prospectus and the documents incorporated by reference therein;

(e)	an executed copy of the Fiscal Agency Agreement;

(f)	executed copies of the Authorization Certificate, dated as of December 1, 2003 (the “Authorization Certificate”), and the Sub-Authorization Certificate, dated as of November 22, 2004 (the “Sub-Authorization Certificate”), pursuant to which the terms of the Notes were established; the Authorization Certificate and the Sub-Authorization Certificate are herein collectively referred to as the “Authorizations”;

(g)	a facsimile copy of the Notes in global form; and

(h)	the documents delivered to you by Mexico on the date hereof pursuant to the Terms Agreement and the Selling Agency Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents and other certificates of public officials, representatives of Mexico and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Mexican law, (ii) that each party has full power, authority and legal right to enter into such agreement or to issue such document, and to perform its obligations thereunder, (iii) that all signatures on all such agreements and documents are genuine and (iv) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of Mexico in the Selling Agency Agreement).

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

     1. The Selling Agency Agreement and the Terms Agreement have been duly executed and delivered by Mexico under New York law.

     2. The Fiscal Agency Agreement and the Authorizations have been duly executed and delivered by Mexico under New York law and, assuming due authorization, execution and delivery of the Fiscal Agency Agreement by the Fiscal Agent, the Fiscal Agency Agreement and the Authorizations are valid, binding and enforceable obligations of Mexico.

United Mexican States
Ministry of Finance and Public Credit, p. 3

     3. The Notes delivered on the date hereof have been duly executed and delivered by Mexico under the law of New York and, assuming their due authentication, execution and delivery by the Fiscal Agent, are valid, binding and enforceable obligations of Mexico, entitled to the benefits of the Fiscal Agency Agreement.

     4. The issuance and sale of the Notes by Mexico pursuant to the Selling Agency Agreement and the Terms Agreement do not, and the performance by Mexico of its obligations in the Selling Agency Agreement, the Fiscal Agency Agreement and the Authorizations will not, require the consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience is normally applicable with respect to such issuance, sale or performance, except such as have been obtained or effected under the Securities Act (but we express no opinion relating to any state securities or Blue Sky laws).

     5. Under the laws of the State of New York relating to personal jurisdiction, Mexico has, pursuant to the Terms Agreement and Section 15 of the Selling Agency Agreement, validly and irrevocably submitted to the jurisdiction of any state or federal court located in the Borough of Manhattan in The City of New York, New York, in any action arising out of or based upon the Terms Agreement or the Selling Agency Agreement, has validly and irrevocably waived any objection to the laying of venue of any such action in any such court, and has validly and irrevocably appointed its Consul General in The City of New York as its authorized agent for the purpose described in or pursuant to the Terms Agreement and Section 15 of the Selling Agency Agreement; service of process as provided in the Terms Agreement and Section 15 of the Selling Agency Agreement will be effective to confer valid personal jurisdiction over Mexico in any such action; and the waiver by Mexico pursuant to the Terms Agreement and Section 15 of the Selling Agency Agreement of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) with respect to any such action in any such court is valid and binding under New York and federal law, subject as set forth below.

     6. The statements set forth under the headings “Description of the Notes” in the Prospectus Supplement and “Description of the Securities—Debt Securities” in the Basic Prospectus, as supplemented by the statements set forth in the Pricing Supplement, insofar as such statements purport to summarize certain provisions of the Notes and the Fiscal Agency Agreement, provide a fair summary of such provisions.

     7. The statements set forth under the heading “Taxation—United States Federal Taxation” in the Prospectus Supplement, insofar as such statements purport to summarize federal laws of the United States of America referred to thereunder, constitute a fair summary of the principal United States federal income tax consequences of a purchase of the Notes.

     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Mexico, (a) we have assumed that Mexico and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Mexico regarding matters of the federal law of

United Mexican States
Ministry of Finance and Public Credit, p. 4

the United States of America or the law of the State of New York that in our experience are normally applicable with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

     In addition, we note that (i) the enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth or incorporated by reference in the Terms Agreement, the Selling Agency Agreement and the Fiscal Agency Agreement, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) the designation in or pursuant to the Terms Agreement, Section 15 of the Selling Agency Agreement and Section 12 of the Fiscal Agency Agreement of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Terms Agreement, the Selling Agency Agreement, the Fiscal Agency Agreement and the Notes is (notwithstanding the waiver in or pursuant to the Terms Agreement, Section 15 of the Selling Agency Agreement and Section 12 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

     We are furnishing this opinion to you, as Managers, solely for your benefit in your capacity as Managers in connection with the offering of the Notes. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:	/s/ Wanda J. Olson

Wanda J. Olson, a Partner